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EXHIBIT 99.1

NEWS RELEASE

Contact:	Robert E. Wheaton President, CEO Star Buffet, Inc. (480) 425-0397

FOR IMMEDIATE RELEASE: Thursday, December 16, 2004

STAR BUFFET, INC. FILES FORM 10-Q
FOR THIRD QUARTER FY 2005

        SALT LAKE CITY, UT—December 16, 2004—Star Buffet, Inc. (Nasdaq: STRZ) today filed a Form 10-Q with the Securities and Exchange Commission for its third quarter of fiscal 2005 ending November 1, 2004. Following are the highlights:

        Star Buffet, Inc. had revenues of $50.4 million and net income of $1,001,000, or $0.31 per share on a diluted basis of 3,184,675 of shares outstanding for the forty weeks ended November 1, 2004.

Safe Harbor Statement

        Statements that are not historical facts contained in this release are forward-looking statements that involve risks and uncertainties, and actual results could vary materially from the descriptions contained herein due to many factors, including, but not limited to, product demand and market acceptance risks, the effect of economic conditions, the impact of competitive products and pricing, the results of financing efforts, implementation of the Company's acquisition and strategic alliance strategy, the effect of the Company's accounting policies and other risks detailed in the Company's Form 10-K for its fiscal year ended January 26, 2004, and other filings with the Securities and Exchange Commission. Copies of all of the Company's filings with the SEC are available to the public on the SEC's web site at http://www.sec.gov. The Company undertakes no obligation to update any forward-looking statements.

About Star Buffet

        Star Buffet is a multi-concept restaurant operator. As of December 16, 2004, Star Buffet, through its subsidiaries, operates 15 franchised HomeTown Buffet restaurants, seven JB's restaurants, five BuddyFreddys restaurants, three JJ North's Country Buffet restaurants, two Casa Bonita Mexican theme restaurants and two Holiday House restaurants.

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STAR BUFFET, INC. FILES FORM 10-Q FOR THIRD QUARTER FY 2005